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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 2 to Registration Statement No. 333-2722 of Electronic Hair Styling, Inc. of our report dated January 24, 1996 on the financial statements of PCD, the Personal Care Division of DowBrands L.P. (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph referring to PCD's basis of presentation), and our report dated March 21, 1996 on the financial statements of Electronic Hair Styling, Inc., appearing in the Prospectus, which is a part of such Registration Statement.


    We also consent to the references to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
San Francisco, California
May 17, 1996